Exhibit 99.1
Contact: Bob Butter, Communications / Office: 412-820-1347 / Cell: 412-736-6186 / bbutter@tollgrade.com
TOLLGRADE REPORTS FOURTH QUARTER 2005 RESULTS
PITTSBURGH, PA, February 8, 2006 – Tollgrade Communications, Inc. (NASDAQ: TLGD) today reported revenue of $18.2 million and earnings of $0.14 per share for the fourth quarter ended December 31, 2005. In comparison, revenue and earnings per share for the fourth quarter of 2004 were $16.1 million and earnings of $0.04 per share, respectively. The Company recorded revenues of $66.3 million and earnings of $0.27 per share for the twelve month period ended December 31, 2005; revenues were $62.8 million and earnings were $0.07 per share for the prior fiscal year.
“Our fourth quarter was a very good finish for fiscal year 2005 and served as a capstone to our best revenue year since 2001,” said Mark B. Peterson, Tollgrade’s President and Chief Executive Officer. “The 2005 revenue growth came as a result of increased sales from our new broadband products. We experienced growth in our international sales, which in total, accounted for more than 20 percent of our overall revenue in 2005. I’m pleased with the progress we are making in our plans to help customers effect a transition to provide broadband services as we complete development of our new network service assurance solutions for the triple play market,” Peterson added.
Fourth Quarter 2005 Revenue Results
Sales of Tollgrade’s DigiTest ® system products were $4.7 million in the fourth quarter of 2005, compared to $2.9 million in the same period of 2004. DigiTest system revenues increased by 62.1% in the fourth quarter of 2005 compared to the fourth quarter of 2004, primarily due to deployment of products into South Africa, those related to a triple play network service assurance project rollout with Cincinnati Bell Telephone, and increased sales to existing CLEC customers.
Overall sales of cable hardware and software products were $3.5 million in the fourth quarter of 2005, compared to $3.0 million in the fourth quarter of the prior year. Cable hardware and software revenue increased 16.7% due to strong sales of our CheetahTM software and legacy transponder products.
TOLLGRADE COMMUNICATIONS, INC.
493 Nixon Road / Cheswick, PA 15024 / 412-820-1400 / 800-878-3399 / Fax: 412-820-1530
685 Route 202/206 South / Bridgewater, NJ 08807 / 908-243-3900 / Fax: 908-243-3300
7020 Professional Parkway East / Sarasota, FL 34240 / 941-373-6800 / 877-280-0030 / Fax: 941-373-6887
Telco Support: 800-777-5405 / Cable Support (TAC): 941-373-6850 or 888-486-3510
www.tollgrade.com

Overall sales of the Company’s MCU® products, which extend testability into the POTS network, were $5.2 million in the fourth quarter of 2005 and 2004. Sales of MCU products by our direct sales force were down 17% from the comparable period of the prior year, but these declines were offset by an increase in OEM sales. Although sales levels of MCU products have generally been declining, during the fourth quarter of 2005 this product line experienced increased demand likely due to increased emphasis on DSL rollouts at remote terminal sites by an RBOC customer.
Sales of LoopCare™ software products separate and unrelated to the Company’s DigiTest system products were $1.1 million in the fourth quarter of 2005 compared to sales of $1.7 million in the comparable period of the prior year. The LoopCare software product line typically has long and less predictable sales, purchase approval and acceptance cycles. Consequently, revenue from this product line can fluctuate significantly on a quarter-by-quarter basis. As a result, combined total separate LoopCare software license fees and services revenues decreased to $3.4 million in the fourth quarter of 2005 from $4.1 million in the comparable period of the prior year.
Fourth quarter 2005 sales from Services, which include installation oversight and project management services provided to RBOCs and fees for software maintenance across all product lines, were $3.7 million, up 12.1% compared to $3.3 million in the fourth quarter of the prior year.
Fourth Quarter 2005 Financial and Operating Data
Gross profit for the fourth quarter of 2005 was $9.9 million, an increase of $0.8 million, or 9.1%, from the fourth quarter of 2004. As a percentage of sales, gross profit for the fourth quarter of 2005 was down slightly from 56.6% in the fourth quarter of 2004 to 54.8% in the fourth quarter of 2005. The decrease in margins was largely a result of lower LoopCare software revenue, offset in part by increased sales of DigiTest products and Cheetah software.
Overall, operating expenses of $7.7 million for the fourth quarter of 2005 decreased by $0.2 million, or 3.4%, from $7.9 million in the fourth quarter of 2004. Selling and marketing expenses in the quarter were $2.3 million, a decrease of $0.1 million, or 5.8%, from the same period in 2004.
The decrease in selling and marketing expense is attributed to lower salaries and wages and commission expense. General and administrative expenses remained relatively flat at $1.9 million for each of the fourth quarter of 2005 and the fourth quarter of 2004. Research and development expenses for the fourth quarter of 2005 were $3.5 million, relatively flat compared to the fourth quarter of 2004.
The effective tax rate for the fourth quarter of 2005 was approximately 34.6%, compared to 57.4% in the prior year quarter. The decrease is directly related to the increase in pretax income and the proportional impact of certain permanent items on the calculation, including tax exempt interest and the tax benefits related to international sales.
The Company’s order backlog for firm customer purchase orders and signed software maintenance contracts was $14.7 million as of December 31, 2005, which is the same amount of backlog the Company carried at December 31, 2004. The backlog at December 31, 2005 and December 31, 2004 included approximately $6.2 million and $5.5 million, respectively, related to software maintenance contracts, which is earned and recognized as income on a straight-line basis during the remaining terms of the underlying agreements. As of December 31, 2005, the Company had executed maintenance agreements with three of the four RBOC customers that extend those commitments to December 31, 2006 or beyond. The agreement with the fourth RBOC customer is still being negotiated, but has been extended through the first quarter of 2006.
Management expects that approximately 57% of the current total backlog will be recognized as revenue in the first quarter of 2006.
First Quarter 2006 Outlook
“Regarding our first quarter 2006 outlook, we expect our cable business to be a driver with continuing adoption of the DOCSIS® standard,” said Peterson. “Although there are other projects on the horizon, several significant projects – including those in Saudi Arabia and South Africa – are substantially completed. Also, the percentage of cable-related revenue during this period, which typically carries lower margins, will have some relative effect on earnings contribution for the period. As a result, we expect revenues in the first quarter, 2006 to range from $ 16.0 to $18.0 million with earnings per share of breakeven to $0.07.”
In a separate release today, the Company announced an agreement to acquire the test system business of Emerson Network Power, Energy Systems, which is expected to close no later than mid-March 2006. The first quarter, 2006 outlook contained herein does not give effect to any factors which may result from the consummation of this transaction.

Restatement
This release references certain amounts for 2004 that were restated by the Company. Please refer to the Company’s press release on February 1, 2006 for further detail.
Conference Call and Webcast
A conference call to discuss earnings results for the fourth quarter of 2005 will be held on Thursday, February 9, 2006 at 9:00 AM, Eastern Time. The telephone number for U.S. participants is 1-800-860-2442 (international: 412-858-4600). Please reference Tollgrade/Peterson to identify the call. The conference call will also be broadcast live over the Internet. To listen to this conference call via the Internet, simply log on to the following URL address: http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=80100&eventID=1207499.
About Tollgrade
Tollgrade Communications, Inc. is a leading provider of network service assurance products and services for centralized test systems around the world. Tollgrade designs, engineers, markets and supports centralized test systems, test access and status monitoring products, and next generation network assurance technologies for the broadband marketplace. Tollgrade’s customers range from the top RBOCs (Regional Bell Operating Companies) and Cable providers, to numerous independent telecom, cable and broadband providers around the world. Tollgrade’s network testing, measurement and monitoring solutions support the infrastructure of cable and telecom companies offering current and emerging triple play services. Tollgrade, headquartered near Pittsburgh in Cheswick, Pa., and its products and customer reach span over 200 million embedded access lines, more than any other test and measurement supplier. For more information, visit Tollgrade’s web site at www.tollgrade.com.

TOLLGRADE COMMUNICATIONS, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Operations
(In thousands, except per-share data)

	Three Months Ended		Twelve Months Ended
	December 31, 2005	December 31, 2004	December 31, 2005	December 31, 2004
		(Restated)		(Restated)
Revenues:
Products	$14,596	$12,810	$53,007	$49,770
Services	3,555	3,296	13,312	13,048

	18,151	16,106	66,319	62,818

Cost of sales:
Products	6,117	5,354	24,327	22,191
Services	1,240	965	3,883	3,768
Amortization	856	676	3,003	2,624
Impairment	—	—	424	—

	8,213	6,995	31,637	28,583

Gross profit	9,938	9,111	34,682	34,235

Operating expenses:
Selling and marketing	2,289	2,431	8,882	9,483
General and administrative	1,845	1,901	7,486	7,346
Research and development	3,525	3,596	14,079	15,756
Retirement and severance expenses	—	—	775	269

Total operating expenses	7,659	7,928	31,222	32,854

Income from operations	2,279	1,183	3,460	1,381
Other income	531	180	1,359	447

Income before income taxes	2,810	1,363	4,819	1,828

Provision for income taxes	973	783	1,301	914

Net income	$1,837	$580	$3,518	$914

Diluted earnings per-share information:

Weighted average shares of common stock and equivalents:	13,275	13,225	13,217	13,253

Net income per common and common equivalent shares	$0.14	$0.04	$0.27	$0.07

TOLLGRADE COMMUNICATIONS, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Balance Sheets
(In thousands)

		December
	December	31, 2004
	31, 2005	(Restated)
ASSETS

Current assets:

Cash and cash equivalents	$49,421	$32,622
Short-term investments	18,010	18,537
Accounts receivable:
Trade	9,456	10,691
Other	1,406	106
Inventories	9,934	12,941
Prepaid expenses	1,397	2,543
Deferred and refundable tax assets	1,803	2,108

Total current assets	91,427	79,548

Property and equipment, net	6,390	7,860
Deferred tax assets	46	197
Intangibles	39,517	40,518
Goodwill	21,562	22,219
Capitalized software costs, net	4,099	6,453
Other assets	288	350

Total assets	$163,329	$157,145

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$1,262	$1,087
Accrued warranty	2,220	2,081
Accrued expenses	2,579	1,735
Accrued salaries and wages	660	718
Accrued royalties payable	581	451
Income taxes payable	869	169
Deferred income	2,450	2,461

Total current liabilities	10,621	8,702

Deferred tax liabilities	2,447	2,042

Total liabilities	13,068	10,744

Total shareholders’ equity	150,261	146,401

Total liabilities and shareholders’ equity	$163,329	$157,145

TOLLGRADE COMMUNICATIONS, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Cash Flows
(In thousands)

	Twelve Months Ended
	December 31,	December 31,
	2005	2004
		(Restated)

Cash flows from operating activities:
Net income	$3,518	$914
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	5,449	5,238
Tax benefit from exercise of stock options	43	65
Deferred income taxes	549	2,194
Provisions for losses on inventory	545	(45)
Impairment of acquired intangible asset	424	—
Provision for allowance for doubtful accounts	(289)	(162)
Cash settlement for Cheetah Acquisition	478	—
Changes in assets and liabilities:
Decrease (increase) in accounts receivable-trade	1,524	(1,274)
(Increase) decrease in accounts receivable-other	(1,300)	16
Decrease (increase) in inventory	2,462	(1,741)
Decrease (increase) in prepaid expenses and other assets	1,208	(1,027)
Decrease (increase) in refundable taxes	312	(581)
Decrease in accounts payable	175	79
Increase (decrease) in accrued warranty	139	(69)
Increase in accrued expenses and deferred income	1,012	3,127
Increase in accrued royalties payable	130	56
Decrease in accrued salaries and wages	(58)	(194)
Increase (decrease) in income taxes payable	700	(850)

Net cash provided by operating activities	17,021	5,746

Cash flows from investing activities:
Purchase of short-term investments	(19,340)	(15,246)
Redemption/maturity of short-term investments	19,867	14,333
Capital expenditures, including capitalized software	(1,048)	(2,826)
Investments in other assets	—	(715)

Net cash used in investing activities	(521)	(4,454)

Cash flows from financing activities:
Proceeds from exercise of stock options	299	270

Net cash provided by financing activities	299	270

Net increase in cash and cash equivalents	16,799	1,562
Cash and cash equivalents at beginning of period	32,622	31,060

Cash and cash equivalents at end of period	$49,421	$32,622

Forward-Looking Statements
The foregoing release contains “forward looking statements” regarding future events or results within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements concerning the Company’s current expectations regarding revenue and earnings results for the first quarter of 2006, its participation in the fundamental network migration currently underway in the telecommunications industry, its confidence in winning broadband customers and its ability to complete certain key RBOC maintenance negotiations in the first quarter, 2006. The Company cautions readers that such “forward looking statements” are, in fact, predictions that are subject to risks and uncertainties and that actual events or results may differ materially from those anticipated events or results expressed or implied by such forward looking statements. The Company disclaims any current intention to update its “forward looking statements,” and the estimates and assumptions within them, at any time or for any reason.
In particular, the following factors, among others could cause actual results to differ materially from those described in the “forward looking statements:” (a) the unanticipated further decline of the capital budgets allocated to legacy network elements for certain of our major customers; (b) the ability to make changes in business strategy, development plans and product offerings to respond to the needs of the significantly changing telecommunications markets; (c) possible delays in deployment of products under the Saudi Arabian and South African contracts due to project delays, political instability, inability to obtain proper acceptances or other unforeseen delays; (d) possible delays in, or the inability to, complete long term maintenance contracts with certain of our RBOC customers or to complete negotiation and execution of purchase agreements with new customers; (e) lower than expected demand for our cable testing products; (f) pricing pressures affecting our cable-related products as a result of increased competition, consolidation within the cable industry and the adoption of standards-based protocols; (g) our ability to close certain international opportunities, due to numerous risks and uncertainties inherent in international markets; (h) our dependence upon a limited number of third party subcontractors to manufacture certain aspects of the products we sell; (i) the ability to manage the risks associated with and to grow our business; and (j) the uncertain economic and political climate in the United States and throughout the rest of the world and the potential that such climate may deteriorate. Other factors that could cause actual events or results to differ materially from those contained in the “forward looking statements” are included in the Company’s filings with the U.S. Securities and Exchange Commission (the “SEC”) including, but not limited to, the Company’s Form 10-K for the year ended December 31, 2004 and any subsequently filed reports. All documents are also available through the SEC’s Electronic Data Gathering Analysis and Retrieval system at www.sec.gov or from the Company’s website at www.tollgrade.com.
™LoopCare is a trademark of Tollgrade Communications, Inc.
™Cheetah is a trademark of Tollgrade Communications, Inc.
® DigiTest is a registered trademark of Tollgrade Communications, Inc.
® MCU is a registered trademark of Tollgrade Communications, Inc.
All other trademarks are the property of their respective owners.